Exhibit 10.7

Orbitz Confidential Information

ORBITZ SUPPLIER LINK AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the later of the two dates set forth in the signature block below (the “Effective Date”), by and between                           , a corporation organized and existing under the laws of                        (“Airline”), and Orbitz, LLC, a limited liability company organized and existing under the laws of Delaware (“Orbitz”).

WHEREAS, Orbitz and Airline are parties to that certain Amended and Restated Airline Charter Associate Agreement dated as of                            (as amended and supplemented from time to time, the “Airline Charter Associate Agreement”); and

WHEREAS, the parties desire to enter into this Agreement, pursuant to which Orbitz will provide certain communications and computer related services to Airline in connection with the sale of Airline’s air transportation services, including the booking and ticketing of such tickets directly in Airline’s internal reservations system; and

WHEREAS, therefore Orbitz agrees to provide Network Services to Airline in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the above recitals, the mutual undertakings of the parties as contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      DEFINITIONS. The terms defined in this Section or elsewhere in this Agreement may be used in the singular or plural, as the context requires.

1.1                               “Affiliate” means, in respect of any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified; provided, however, that notwithstanding the foregoing, no Participating Carrier shall be deemed to be an Affiliate of any other Participating Carrier due solely to being a party to a Stockholders Agreement that also includes Orbitz; and provided, further, that notwithstanding the foregoing, no Participating Carrier, or any affiliate thereof, shall be deemed to be an Affiliate of Orbitz as a result of the existence or continuation of the board positions, relationships with, or equity ownership of Orbitz as such exist on the date hereof. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise. When used in this Agreement, the term “party” includes such party’s Affiliates.

1.2                               “Airline Host System” means the Airline’s central reservation system on which Airline stores Inventory and records Tickets, as is specified in Schedule E, its successors or assigns.

1.3                               “Airline Software” means software, and derivative works thereof, developed by Airline based on the Airline Specifications.

1.4                               “Airline Specifications” means any application, program or functionality interface specifications developed by or on behalf of Airline or provided to Orbitz by or on behalf of the Airline that will be used for purposes of allowing the Network to interface with the Airline Host System. For the avoidance of doubt, unless agreed in writing by the parties in Schedule C hereto or elsewhere, any specifications developed by Orbitz for use in connection with the Network Services shall not be deemed to be part of Airline Specifications.

1.5                               “ARC” means the Airline Reporting Corporation.

1.6                               “ATPCO”  means the Airline Tariff Publishing Company.

1.7                               “Change Request” means the form set forth as Schedule A that will be used to request any modification of or addition to the Services, in accordance with Section 8 of this Agreement.

1.8                               “Codeshare” means the industry practice whereby Airline markets flights that are not operated by Airline but which are sold, confirmed and ticketed in the Airline Host System under Airline’s designator code.

1.9                               “Confidential Information” means any information of either party hereto (the “Disclosing Party”), disclosed in writing or verbally to, or observed by the other party (the “Receiving Party”) in connection with or as a result of discussions between Airline and Orbitz, and which is at the time of disclosure is either (a) marked as being “Confidential” or “Proprietary”, (b) otherwise reasonably identifiable as the confidential information of the Disclosing Party, or (c) under the circumstances of disclosure should reasonably be considered as confidential information of the Disclosing Party. Airline’s Confidential Information may include, but is not limited to its product requirements, business plans and forecasts, customer data, and similar information of itself and its Affiliates, and its customers. Orbitz’s Confidential Information may include, but is not limited to its product plans, specifications and pricing. In addition, (i) the terms of this Agreement shall be considered the Confidential Information of both parties; and (ii) the following information shall be considered Confidential Information of Airline, regardless of whether such information is labeled as such: (A) an Airline customer’s name, travel destinations, itineraries, traveler profiles and travel contacts, and all other information contained in a PNR, after submission to Airline through the Network; (B) the Inventory and any information related thereto; and (C) the Airline Specifications or any other specifications relating to the Airline Host System, all other information contained in the Airline Host System, business plans and forecasts, and similar information of Airline and its Affiliates.

1.10                        “Commencement Date” means the date when Orbitz issues the first Supplier Link Ticket.

1.11                        “Competitor” means any passenger or cargo air transportation carrier or Reservation System.

1.12                        “Forecast” means Orbitz’s commercially reasonable estimate of (a) the annual aggregate number of Supplier Link Tickets and Worldspan Tickets to be booked and issued, as applicable, on behalf of Airline, based on known and forecast business conditions, as well as the amount of Throttling required to comply with the Worldspan Segment Obligation, (b) the annual aggregate number of Tickets to be booked and issued through the Network Services and Worldspan Tickets to be booked and issued, as applicable, on behalf of each Participating Carrier, based on known and forecast business conditions, as well as the amount of Throttling required to comply with the Worldspan Segment Obligation, and (c) the monthly aggregate number of Tickets, Tickets issued through the Network Services, Worldspan Tickets and anticipated Throttling.

1.13                        “Interface” means the connectivity between the Airline Host System and the Network pursuant to which Orbitz Customers place Queries and book Tickets directly within the Airline Host System.

1.14                        “Inventory” means the seat availability as stored in the Airline Host System for flight numbers with the Airline designator code (including Codeshare flights); provided that, Inventory shall only include inventory made available to Orbitz pursuant to the Charter Associate Agreement or such similar or replacement commercial agreement between Orbitz (or any of its Affiliates) and Airline in effect from time to time pursuant to which Airline provides Orbitz with published fare and inventory information for air transportation for inclusion and sale on the Site.

1.15                        “Network” means the hardware, Orbitz Software and communication pathways that are used to provide a direct connection, which permits Orbitz to provide pricing, availability, booking, ticketing and settlement services including, without limitation, the Network Services.

1.16                        “Network Fees” means the fees specified in Schedule B (the “Network Fees Schedule”).

1.17                        “Network Services” means the pricing, availability, booking, ticketing, and settlement services provided by Orbitz hereunder through the Interface with respect to the sale of Tickets on or through the Site, all as set forth in this Agreement and the Specifications.

1.18                        “Orbitz Customer” means any (i) individual consumer, (ii) business traveler, (iii) entity that uses the Site to make travel decisions or purchase travel products or services on behalf of its employees, agents, contractors or authorized representatives for such entity’s business travel purposes or (iv) as otherwise agreed by Airline, any Person who is given access to the Airline Host System through the Network to view Inventory or book Tickets.

1.19                        “Orbitz Software” means the software, owned by or licensed to Orbitz that Orbitz uses to provide the Network and the Network Services.

1.20                        “Participating Carrier” means Delta Air Lines, Inc. (“DL”), Northwest Airlines, Inc. (“NW”), American Airlines, Inc. (“AA”), Continental Airlines, Inc. (“CO”), United Air Lines, Inc. (“UA”), US Airways, Inc. (“US”), Alaska Airlines, Inc. (“AS”), America West Airlines (“HP”), Midwest Airlines (“YX”), and Spirit Airlines (“NK”), so long as such carrier (i) is also a party to a Charter Associate Agreement or such replacement commercial agreement with Orbitz (or any of its Affiliates) pursuant to which such carrier provides Orbitz with published fare and inventory information for air transportation for inclusion and sale on the Site and (ii)  is not in material default of its Charter Associate Agreement or replacement commercial agreement, where any such default has not been cured within the applicable cure period stated in such agreement.

1.21                        “Person” means any individual, entity, firm, corporation, partnership, association, limited liability company, joint stock company, trust or unincorporated organization.

1.22                        “PNR” means a single passenger name record containing sufficient information to reserve Inventory. A PNR may contain the same itinerary for more than one passenger.

1.23                        “Project Managers” means the employees of Airline and Orbitz, or their replacements, who will manage specific projects and take responsibility for project plans under this Agreement.

1.24                        “Queries” means a search of Inventory by an Orbitz Customer through the Network based upon parameters entered by an Orbitz Customer and the return to such Orbitz Customer of Inventory information.

1.25                        “Relationship Managers” means the employees of Airline and Orbitz or their replacements who are designated by the parties in writing from time to time and will have overall responsibility to manage the relationship between Airline and Orbitz pursuant to this Agreement.

1.26                        “Remaining Segments” means, for the period of time beginning on the date when Orbitz first issues a Ticket through the Network Services under a Supplier Link Agreement with DL or UA (whichever is earlier) until December 31, 2004, all Segments available to be issued through the Network Services above the number of Segments required to satisfy the Caps for each of the Participating Carriers set forth in Section 5.3.1, it being understood that if any such Participating Carrier is unable to reach its Cap (other than as a result of a failure of the Network Services or Throttling) any Segments which would have been available to such Participating Carrier to attain such Participating Carrier’s Cap will be included in the number of Remaining Segments to be allocated under Section 5.3.2.

1.27                        “Remaining Segment Carriers”  means the following carriers who have signed a letter of intent to participate in the Network Services but have not yet commenced processing Tickets through the Network Services as of the date of this Agreement:                       .

1.28                        “Reservation System” means Sabre, Galileo, Worldspan and Amadeus and any other computerized reservation system within the meaning of 14 C.F.R. Sec. 255, as such regulation existed on the date hereof; provided that, Reservation System shall not include Orbitz or the Site.

1.29                        “Reservation System Fees” means all booking fees, distribution costs and/or other fees or charges payable to a Reservation System in connection with the sale of any tickets for air carriage, other than fees paid by Airline for the Airline Host System.

1.30                        “Safe Harbor Event” means either (a) an act of God, natural disaster, civil disturbance, strike, labor unrest, act of war (whether declared or undeclared), act of terrorism, outbreak or escalation of hostilities, or other calamity or crisis, which has a material adverse effect on Orbitz’s business and the travel industry generally, or (b) the first period of two consecutive calendar months in a calendar year in which the total number of air and car booking transactions completed by Orbitz, as measured by Orbitz, has declined, in each such month, by more than [***] when compared to the same calendar months in calendar year 2002.

1.31                        “Segments” means those portions of a Ticket, each of which represents a direct or through flight represented by a single flight number.

1.32                        “Services” means the Network Services and any other services that are required under this Agreement for Orbitz to book and ticket in the Airline Host System, including without limitation any services required by Section 5.11 of this Agreement.

1.33                        “Site” means the Orbitz publicly available website presence on the internet known as orbitz.com or any replacement or successor URL through which Orbitz primarily conducts its business in accordance with the Airline Charter Associate Agreement or any replacement commercial agreement.

1.34                        “Specifications” means the functional and technical specifications for the Network Services set forth in Schedule C (as amended and updated from time to time by mutual written agreement of the parties). For the avoidance of doubt, unless otherwise agreed in writing by the parties, the Airline Specifications shall not be deemed to be part of the Specifications.

1.35                        “Statement of Work” means the form of any agreed upon obligations of the parties, which form shall be mutually agreeable to both parties and may be either a separate agreement or addendum to this Agreement, regarding any modifications, adaptations, additional uses or other development services outside of the scope of the Specifications entered into by the parties pursuant to Section 8 hereof.

1.36                        “Subcontractors” means the subcontractors that Orbitz engages to provide services under this Agreement.

1.37                        “Supplier Link Agreement” means an agreement between a carrier and Orbitz for Network Services.

1.38                        “Supplier Link Segment” means a Segment booked and issued for transportation on Airline’s flights, Codeshare flights or flights sold under Airline’s designator code through the Network Services.

1.39                        “Supplier Link Share” means a Participating Carrier’s relative proportion of Segments booked and issued through the Network Services, equal to (X/Y) x [***], where X = the total number of Airline’s Supplier Link Segments during the previously completed three months and Y = the total number of Segments issued through the Network Services for all carriers during the previously completed [***] months. For example, if the Forecast for May shows that Orbitz will be short by {***] segments in meeting its Worldspan Segment Obligation, and {***] Segments were processed using Network Services by all carriers during Feb., Mar. and Apr., and [***] Supplier Link Segments were processed by Airline during

Feb., Mar. and Apr., then Orbitz could Throttle Airline by [***] ([***]) of [***] Segments or a total of [***] Segments.

1.40                        “Supplier Link Ticket” means a Ticket booked and issued for transportation on Airline’s flights, Codeshare flights or flights sold under Airline’s designator code through the Network Services. All Supplier Link Tickets shall be in electronic form except as expressly agreed by the parties in writing.

1.41                        “Throttle”, “Throttled” or “Throttling” means the reduction by Orbitz of Tickets to be processed by Orbitz through the Network Services on behalf of carriers as required to meet the Worldspan Segment Obligation. In determining which Tickets to Throttle pursuant to this Agreement, Orbitz shall not consider the number of Segments in any Ticket; the parties acknowledge that Orbitz is unable to Throttle a partial Ticket, and therefore, if Orbitz has one remaining Segment available for processing through the Network Services and a Ticket consists of more than one Segment, the entire Ticket will be Throttled.

1.42                        “Ticket” means an airline passenger reservation (in the itinerary portion of a PNR) ticketed to an Orbitz Customer, net of cancellations, for transportation on an airline’s flights, Codeshare flights or flights sold under an airline designator. For clarification purposes: (a) one ticketed passenger on a one-way or round-trip direct flight shall be counted as one Ticket, (b) one ticketed passenger on a one-way or round-trip connecting flight shall be counted as one Ticket, (c) one ticketed passenger on a one-way or round-trip combination of direct and or connecting flights shall be counted as one Ticket and (d) multiple ticketed passengers within the same PNR constitute multiple Tickets.

1.43                        “True-Up Report” means a monthly report created by Orbitz which compares the previous month’s Forecast for each Participating Carrier against the actual results achieved during such month and the Worldspan Segment Obligation.

1.44                        “Worldspan Segment Obligation” means Orbitz’s obligation under Section 4.3 of the Amended and Restated Agreement for CRS Access and Related Services between Orbitz, LLC and Worldspan, L.P. dated November 1, 2001, and Sections 3.2 and 4.8(a) of the First Amendment to the Amended and Restated Agreement for CRS Access and Related Services, dated December 13, 2002 as in effect on the date hereof (collectively, the “Orbitz/Worldspan Agreement”) to book segments via the Worldspan Reservation System in order to achieve the highest inducement level and avoid payment of any Minimum Segment Fees (as defined in the Orbitz/Worldspan Agreement).

1.45                        “Worldspan Segment” means a Segment booked and issued through the Worldspan Reservation System.

1.46                        “Worldspan Ticket” means a Ticket booked and issued through the Worldspan Reservation System.

2.                                      GENERAL

2.1                               Engagement.  During the term hereof and in accordance with the provisions of this Agreement, Orbitz shall provide to Airline, and Airline shall purchase from Orbitz the Network Services.

2.2                               Subcontractors.  Upon prior written approval of Airline, Orbitz may subcontract its performance of all or a portion of the Services to one or more Subcontractors, provided that Orbitz remains responsible for the work performed by such Subcontractor and for Subcontractor’s compliance with all of its obligations pursuant to this Agreement. Prior to performing any Services, each Subcontractor shall execute a written agreement with Orbitz containing protections for Airline’s confidential information and proprietary rights that are at least as protective as the terms and conditions of this Agreement. Notwithstanding the foregoing, however, (i) Airline has the right, in good faith, to deny any Subcontractor access to its facilities, systems and Confidential Information; and (ii) Orbitz may not

engage a Subcontractor who is then-currently providing any services to a Competitor of Airline without first obtaining Airline’s written approval.

2.3                               Facilities.  Airline will provide Orbitz with Airline-supervised access to those portions of Airline’s premises and computer systems that Orbitz may reasonably require to perform the Services. Such access will be provided at mutually convenient times during Airline’s normal business hours, unless otherwise agreed by the parties. While working at Airline’s premises, Orbitz employees and Subcontractors will adhere to Airline’s rules and regulations as they may exist from time to time; provided that such Subcontractors shall be informed of such rules and regulations. Orbitz agrees that it will immediately remove any employee or Subcontractor working at Airline’s premises (a) who violates any of Airline’s workplace rules and regulations, (b) whose action or inaction constitutes a breach under this Agreement, or (c) as requested by the Airline.

3.                                      MANAGEMENT

3.1                               Relationship Managers.  Each party will designate a Relationship Manager to act as the primary point of contact between the parties with respect to this Agreement. Each party from time to time may also appoint one or more Project Managers to manage specific projects under this Agreement. The Project Managers will serve as the primary interface points between the parties with respect to such projects.

3.2                               Reports.  Orbitz shall provide Airline with the following reports, so that Airline can verify Orbitz’s compliance with its obligations under this Agreement:

(i)                                     Starting on the date Orbitz first issues a Ticket through the Network Services for Airline, daily electronically-delivered reports that include, by date, (a) the total number of Airline Tickets and Airline Segments issued by Orbitz on the Site and (b) the total number of Supplier Link Tickets and Supplier Link Segments issued by Orbitz.

(ii)                                  Starting on the date Orbitz first issues a Ticket through the Network Services for Airline, daily electronically-delivered reports that include, by date, (a) the total number of Airline Tickets and Airline Segments issued by Orbitz on the Site, (b) the total number of Supplier Link Tickets and Supplier Link Segments issued by Orbitz, (c) the total number of Airline Worldspan Tickets and Airline Worldspan Segments, (d) the total number of Airline Tickets and Airline Segments Throttled by Orbitz, (e) the total number of Tickets and Segments issued by Orbitz on the Site, (f) the total number of Tickets and Segments booked and issued through the Network Services, (g) the total number of Worldspan Tickets and Worldspan Segments, and (h) the total number of Tickets and Segments Throttled by Orbitz.

(iii) Starting on the date Orbitz first issues a Ticket through the Network Services for Airline, monthly electronically-delivered reports that include, for such month and the calendar year to date, (a) the total number of Airline Tickets and Airline Segments issued by Orbitz on the Site, (b) the total number of Supplier Link Tickets and Supplier Link Segments issued by Orbitz, (c) the total number of Airline Worldspan Tickets and Airline Worldspan Segments, (d) the total number of Airline Tickets and Airline Segments Throttled by Orbitz, (e) the total number of Tickets and Segments issued by Orbitz on the Site, (f) the total number of Tickets and Segments booked and issued by Orbitz through the Network Services, (g) the total number of Worldspan Tickets and Worldspan Segments, and (h) the total number of Tickets and Segments Throttled by Orbitz, (i) for each Participating Carrier, the total number of Tickets and Segments issued by Orbitz on the Site, (j) for each Participating Carrier, the total number of Tickets and Segments booked and issued by Orbitz through the Network Services for such Participating Carrier, (k) for each Participating Carrier, the total number of Worldspan Tickets and Worldspan Segments for such Participating Carrier, (l) for each Participating Carrier, the total number of Tickets and Segments Throttled by Orbitz with respect to such Participating Carrier, such monthly reports to be delivered by the 15th day of the month following the month for which the report is being prepared.

(iv)  Starting on the date Orbitz first issues a Ticket through the Network Services for Airline, quarterly, electronically-delivered reports that include, for such quarter and the calendar year to date, (a)

the total number of Airline Tickets and Airline Segments issued by Orbitz on the Site, (b) the total number of Supplier Link Tickets and Supplier Link Segments issued by Orbitz, (c) the total number of Airline Worldspan Tickets and Airline Worldspan Segments, (d) the total number of Airline Tickets and Airline Segments Throttled by Orbitz, (e) the total number of Tickets and Segments issued by Orbitz on the Site, (f) the total number of Tickets and Segments booked and issued by Orbitz through the Network Services, (g) the total number of Worldspan Tickets and Worldspan Segments, and (h) the total number of Tickets and Segments Throttled by Orbitz , (i) for each Participating Carrier, the total number of Tickets and Segments issued by Orbitz on the Site, (j) for each Participating Carrier, the total number of Tickets and Segments booked and issued by Orbitz through the Network Services for such Participating Carrier, (k) for each Participating Carrier, the total number of Worldspan Tickets and Worldspan Segments for such Participating Carrier, (l) for each Participating Carrier, the total number of Tickets and Segments Throttled by Orbitz with respect to such Participating Carrier, such monthly reports to be delivered by the 15th day of the month following the completion of the quarter for which the report is being prepared.

(v)  Starting on January 1,              , annual, electronically-delivered reports that include, for the prior calendar year, (a) the total number of Airline Tickets and Airline Segments issued by Orbitz on the Site, (b) the total number of Supplier Link Tickets and Supplier Link Segments issued by Orbitz, (c) the total number of Airline Worldspan Tickets and Airline Worldspan Segments, (d) the total number of Airline Tickets and Airline Segments Throttled by Orbitz, (e) the total number of Tickets and Segments issued by Orbitz on the Site, (f) the total number of Tickets and Segments booked and issued by Orbitz through the Network Services, (g) the total number of Worldspan Tickets and Worldspan Segments, and (h) the total number of Tickets and Segments Throttled by Orbitz , (i) for each Participating Carrier, the total number of Tickets and Segments issued by Orbitz on the Site, (j) for each Participating Carrier, the total number of Tickets and Segments booked and issued by Orbitz through the Network Services for such Participating Carrier, (k) for each Participating Carrier, the total number of Worldspan Tickets and Worldspan Segments for such Participating Carrier, (l) for each Participating Carrier, the total number of Tickets and Segments Throttled by Orbitz with respect to such Participating Carrier, such annual reports to be delivered by the 10th day of January each year for the prior year. For the avoidance of doubt, the first such annual report is due on January 10,          , covering calendar          .

(vi)  Notwithstanding the requirements set forth in Sections 3.2(ii) – (v) above, if Orbitz does not Throttle for any consecutive four calendar quarters and all Forecasts reflect that Throttling will not be required during the following four calendar quarters, then Orbitz shall be entitled to discontinue providing the reports specified in Sections 3.2(ii) – (v) until such time as Orbitz again institutes Throttling or a Forecast reflects that Throttling may be required at any time in the following four calendar quarters. In addition to the reports described in (i) – (v) above, starting on January 1, 2005 (or such earlier date as Orbitz institutes Throttling), Orbitz will prepare each month and distribute to Airline a Forecast and a True-Up Report containing data specific to Airline, Orbitz as a whole, and each Participating Carrier. With respect to any of the requirements set forth in Sections 3.2(i) – (v) above, and any Forecast and True-Up Report to be provided by Orbitz under this Agreement, Airline agrees that Orbitz shall provide the required data on a Ticket basis (and not a Segment basis) until such time as it is technologically feasible for Orbitz to provide such data on a Segment basis, which in any event shall be no later than the date Orbitz first institutes Throttling.

(vii) During the performance of any development projects as contemplated in Section 5.11 of this Agreement, the Orbitz Relationship Manager will provide the Airline Project Manager with weekly status reports on Orbitz’ progress. Each such status report will describe (i) the tasks performed since the prior status report, (ii) the tasks performed as compared to the tasks scheduled, (iii) the tasks to be performed during the next period and (iv) any actual or anticipated problems or delays that may have arisen with respect to any further development. Furthermore, the Project Managers will meet at least weekly at a mutually agreed upon time to discuss the status of any further development projects.

3.3                               Project Problems.  In the event of any actual or potential problem or delay in the Network Services or other development projects, the Relationship Managers will discuss the relevant source of such problem or delay, possible remedies and the potential impact on the Network Services or other development projects within twelve hours after such problem or delay is identified or the beginning of the next business day (whichever is earlier). To assist in such discussions, each Relationship Manager may invite any applicable Project Managers or other persons to such discussions.

4.                                      SET-UP SERVICES

4.1                               Development.  Orbitz will integrate the Orbitz Software with the Airline Host System and update the Orbitz Software with such additional functionality as required in the Specifications for successful implementation of the Network Services in accordance with the deadlines set forth in the Schedule. Airline will be responsible for any increased costs or expenses incurred in performing the Set-Up Services that are solely caused by Airline’s failure to provide timely assistance and cooperation to Orbitz pursuant to Section 6.2, provided that Orbitz has otherwise fully complied with its obligations contained in this Agreement. Upon Orbitz’ implementation of the Network Services, Orbitz will notify Airline that the Network Services have been implemented and are available for acceptance testing.

4.2                               Testing.  Within 15 business days of Orbitz’ notice that the Network Services are available for acceptance testing, Airline and Orbitz will test the Network Services to determine whether the Network Services conform to the Specifications. If the Network Services conform to the Specifications, Airline will notify Orbitz that the Network Services have been accepted and Orbitz will have no further Set-Up Services obligations. If the Network Services fail to conform with the Specifications, Airline will provide Orbitz with a written report specifying such non-conformity in reasonable detail. In the event that Airline fails to notify Orbitz of any such non-conformity within 21 days of notice that the Network Services are available for testing, the Network Services will be deemed to be accepted. Upon receipt of a non-conformity report, Orbitz will (a) correct and resubmit the Network Services for testing or (b) notify Airline that the reported non-conformities are actually change requests, to be handled pursuant to Section 8 within a mutually agreed upon timeframe.

4.3                               Third Party Co-Operation.  With respect to any connectivity interface to a third party Reservation System that is required under the Specifications to be developed by Orbitz, the parties acknowledge that such development is dependent upon the cooperation of the third party Reservation System owner. In the event that the Specifications require connectivity to such third party Reservation System, Airline agrees to use its commercially reasonable efforts to cause such Reservation System owner to cooperate with Orbitz in developing the necessary connectivity interface. The parties will use their commercially reasonable efforts to develop a work around in the event that the connectivity interface cannot be developed due to a lack of cooperation on the part of the Reservation System owner.

4.4                               Further Development.  Orbitz may provide development services to Airline following completion of the Set-Up Services pursuant to a Change Request or a Statement of Work. Any such subsequent development of additional functionality or requirements for the Network Services not specified in the Specifications are outside the scope of the Services. Notwithstanding the foregoing, the following provisions will apply to the development of enhancements or modifications to the Services and to maintaining compatibility between the Network Services and the Airline Host System:

4.4.1.                  Changes or Modifications at the Request of a Party. Upon either party’s request that the Network Services be modified for compatibility with the Airline Host System, or to accommodate enhancements to the Network Services proposed by either party, Orbitz and Airline will mutually agree in writing to the parties’ respective development obligations regarding such enhancements and any amounts to be paid to Orbitz for the development or other services that it performs pursuant to the procedures in Section 8 of this Agreement.

4.4.2                     Changes or Modifications Required by Law or by Industry Standards.  Upon either party’s request that the Network Services be modified for compatibility with any applicable law, regulation or governmental or industry standards, Orbitz and Airline will mutually agree in writing on the parties’ respective development obligations regarding such modifications and any amounts to be paid by the parties for the development of such modifications or other services that are performed, pursuant to the procedures in Section 8 of this Agreement. In the event that the parties are unable to reach agreement on such changes in good faith after reasonable deliberation and continued use of the Network Services would violate applicable law, regulation, or government or industry standards, either party may terminate this Agreement pursuant to Section 17 by giving the other party at least 30 days notice of its intent to terminate.

5.                                      NETWORK SERVICES

5.1                               Network Services.  Upon the Commencement Date and throughout the term of this Agreement, subject to Airline performing its responsibilities set forth in this Agreement and the Specifications, Orbitz will provide the Network Services in accordance with the Specifications. Subject to Sections 5.3 and 5.4, if a Ticket is eligible for the Network Services and complies with the Schedule and the Specifications, Orbitz shall issue the Ticket through the Network Services. Orbitz will obtain from ATPCO (or such other third party agreed upon by the parties) the fare and fare rules, which apply to Airline’s flights, Codeshare flights or flights sold under the Airline’s designator code in order to provide the Network Services in the event such information is not available to Orbitz through the Network Services. To the extent Orbitz is not able to issue Tickets through the Network Services and such inability is not due to a failure by Orbitz to perform its obligations set forth in this Agreement and the Specifications (not including any Throttling), then Orbitz shall issue Tickets through an available Reservation System in which Airline is a participant, and Airline will be charged and will pay the corresponding Reservation System Fees payable by Airline with respect to any such Tickets, subject to Section 3.2 of the Airline Charter Associate Agreement (or similar provisions of any agreement that replaces the Airline Charter Associate Agreement between Orbitz (or any of its Affiliates) and Airline in effect from time to time pursuant to which Airline provides Orbitz with published fare and inventory information for air transportation for inclusion and sale on the Site), but Airline will not be responsible for any Network Fees payable hereunder related to such Tickets. In the event either party becomes aware that Tickets cannot be issued by Orbitz through the Network Services for a continuous period of more than [***] ([***]) hours, such party will notify the other party’s Project Manager or Relationship Manager immediately upon becoming aware of such problem. Notwithstanding the foregoing, Orbitz shall remain obligated at all times during the term of this Agreement to correct and update the Orbitz Software and the integration of the Orbitz Software with the Airline Host System to enable it to perform the Services in accordance with the Specifications.

5.2                               Limitation on Uses of the Network Services.  The Airline Host System may be accessed only by Orbitz Customers who access the Network Services to purchase Supplier Link Tickets through the Site. Any use of the Network Services or access to the Airline Host System through the Network not contemplated by this Agreement, including but not limited to third party use or access to the Network, will be covered by a Change Request, a Statement of Work, or a separate written agreement between the parties. Provided Airline has consented to such third party use or access to the Airline Host System through the Network for the issuance of Airline’s Tickets as contemplated in the previous sentence, Orbitz shall provide such third party access to Airline’s Tickets through the Network on terms and conditions, which shall be no less favorable to Airline than the terms and conditions set forth in this Agreement, subject to the negotiation of a mutually acceptable agreement between Orbitz and such third party.

5.3                               Throttling in 2004.

During the period from January 1, 2004 through December 31, 2004 and only to the extent that Orbitz is subject to the Worldspan Segment Obligation, then:

5.3.1                     Beginning on the date Orbitz first issues a Ticket through the Network Services under a Supplier Link Agreement with DL or UA (whichever is earlier), Orbitz shall limit Tickets booked and issued through the Network Services for the following Participating Carriers to the percentage of such Participating Carrier’s total Segments processed through the Site (in each case including Codeshare Segments) specified as follows (each, a “Cap” and collectively, the

“Caps”): for AA, [***]; for CO, [***]; for NW, [***]; for US, [***]; for HP, [***]. Orbitz will manage the application of the Caps with the intent of reaching the specified Caps for the time period between the date Orbitz first issues a Ticket through the Network Services under a Supplier Link Agreement with DL or UA (whichever is earlier) and December 31, 2004, on a cumulative basis.

5.3.2                     Subject to Section 5.3.3, beginning on the date Orbitz first issues a Ticket through the Network Services under a Supplier Link Agreement with DL or UA (whichever is earlier) until such time as all of the Remaining Segment Carriers have each reached their respective Cap (the Cap for each Remaining Segment Carrier shall be [***], in each case including the Remaining Segment Carrier’s Codeshare Segments), Orbitz shall allocate all Remaining Segments as follows: (i) while only one of DL or UA is processing Tickets through the Network Services, all Remaining Segments will be allocated among the Remaining Segment Carriers then issuing Tickets through Network Services in accordance with each of their relative proportion of the total Tickets during the previous 3-month period and (ii) beginning on the date or dates that other Remaining Segment Carriers commence issuing Tickets through the Network Services but before they have all reached their respective Caps, all Remaining Segments will be allocated among the Remaining Segment Carriers then issuing Tickets through Network Services in accordance with their relative proportion of the total Tickets during the previous 3-month period.

5.3.3                     Notwithstanding the requirements in Section 5.3.2, Orbitz shall have the right to limit the number of Remaining Segments available to be allocated to the Remaining Segment Carriers as necessary (based on the Forecast) in order to meet the Worldspan Segment Obligation. In determining the number of Remaining Segments, Orbitz shall use reasonable commercial efforts to ensure that the Worldspan Segment Obligation is satisfied using as few Segments from the Remaining Segment as possible, and Orbitz shall use reasonable commercial efforts to allow Remaining Segments to exist, while at the same time satisfying the Worldspan Segment Obligation.

5.3.4                     If all Participating Carriers have reached their respective Caps, then all additional Segments shall be divided among all Participating Carriers in accordance with their respective Supplier Link Share.

5.3.5                     Subject to Section 5.3.1, if any Participating Carrier is unable to reach its Cap (other than as a result of a failure of the Network Services or Throttling) any Segments which would have been available to such Participating Carrier to attain such Participating Carrier’s Cap will be treated as additional Segments under Section 5.3.4.

5.3.6                     During 2004, Orbitz may not Throttle Tickets with respect to AA, CO and NW (collectively, the “FILT Carriers”) below their respective Caps (set forth in Section 5.3.1) unless Orbitz has first completely Throttled all carriers that are not FILT Carriers (collectively, “non-FILT Carriers”). If all non-FILT Carriers have been completely Throttled, then Orbitz shall Throttle the FILT Carriers below their respective Caps in the reverse order of the date on which Orbitz first processed Tickets through the Network Services for each FILT Carrier, so that CO would not be Throttled until NW had been completely Throttled and AA would not be Throttled until NW and CO had been completely Throttled.

5.4                               Throttling in 2005 and Beyond.

5.4.1                     Subject to Section 5.4.2, beginning on January 1, 2005 and continuing thereafter, no Caps shall apply to Airline (or any Participating Carrier), and subject to Section 5.4.2, Airline (and each Participating Carrier) shall be allowed to process an unlimited number of Tickets through the Network Services in accordance with the Specifications.

5.4.2                     Subject to the restrictions set forth in Section 5.4.3 and 5.4.4, beginning on January 1, 2005 and continuing thereafter, during such periods of time and to the extent that

Orbitz is subject to the Worldspan Segment Obligation, Orbitz shall have the right to Throttle Tickets with respect to all Participating Carriers as necessary (based on the Forecast) in order to meet the Worldspan Segment Obligation, on a pro rata basis in accordance with each Participating Carrier’s Supplier Link Share.

5.4.3                     From January 1, 2005 through December 31, 2006, Orbitz shall not Throttle Tickets with respect to any FILT Carrier below the percentage of Segments set forth below (“Floor”) unless Orbitz has first ceased processing Tickets through the Network Services for all non-FILT Carriers. The Floor applicable to AA is [***], to CO is [***], and to NW is [***] (in each case including Codeshare Segments). If all non-FILT Carriers have been completely Throttled, then Orbitz shall Throttle the FILT Carriers below their respective Floors in the reverse order of the date on which Orbitz first processed Tickets through the Network Services for each FILT Carrier, so that CO would not be Throttled until NW had been completely Throttled and AA would not be Throttled until NW and CO had been completely Throttled.

5.4.4                     Orbitz may not Throttle Tickets with respect to Airline (or any Participating Carrier) in any month unless Orbitz has completely ceased processing Tickets through the Network Services for any carrier that is not a Participating Carrier.

5.5                               Throttling Payments.  For any Throttling that occurs on or after January 1, 2005, Orbitz will reimburse Airline (and each Participating Carrier) in the amount of [***] for each Segment Throttled, subject to the limitations of Section 5.6 (the “Throttling Payment”). Orbitz will pay Airline the Throttling Payment on a quarterly basis within 30 days following the end of the calendar quarter and shall include with such quarterly payment a report of the Throttling Payments made to each Participating Carrier since the date of the last report, provided that if no Throttling Payments were made for any particular quarterly period, then no report shall be issued with respect to such quarterly period.

5.6                               Limitations to Throttling Payments.  The sum of all Throttling Payments provided by Orbitz to all Participating Carriers shall not exceed $[***] for 2005, $[***] for 2006, $[***] for 2007 and $[***] per year for any year beyond 2007.

5.7                               Excess Throttling; 4th Quarter Adjustments.  If the number of Tickets subject to Throttling was overestimated by Orbitz in the Forecast and as a result Airline was Throttled by a number of Tickets in excess of the number actually necessary to meet the Worldspan Segment Obligation for any calendar quarter, Orbitz will use commercially reasonable efforts to make available to Airline an additional allocation for Supplier Link Tickets in a future calendar quarter during the same calendar year equal to such excess amount. Orbitz acknowledges that over-Throttling will cause Airline economic harm and will therefore endeavor to manage Throttling so as to avoid over-Throttling and will delay Throttling to the extent possible until the second half of the year to reduce the risk that more Segments are Throttled than are necessary based on the Worldspan Segment Obligation.

5.8                               Throttling Due to a Safe Harbor Event.  Notwithstanding any of the procedures for Throttling set forth in Sections 5.3 or 5.4, but subject to Orbitz’s obligation to make Throttling Payments in Section 5.5 (as limited by Section 5.6), in the event Orbitz provides Worldspan notice of a Safe Harbor Event and invokes its ability to avoid the payment of Minimum Segment Fees by availing itself of such Safe Harbor Event, then for so long as Orbitz is required to discontinue processing any and all Tickets through the Network Services in order to avoid the payment of Minimum Segment Fees, then Orbitz shall cease processing Tickets through the Network Services for all Participating Carriers, including Airline. Notwithstanding the foregoing, Orbitz hereby acknowledges and agrees that Orbitz’ cessation of processing Tickets through the Network Services in connection with its declaration of a Safe Harbor Event pursuant to Orbitz’ agreement with Worldspan will cause Airline economic harm and therefore, in the event of any such cessation, Orbitz agrees to reinstate processing Tickets through the Network Services on the first date following such cessation that a Forecast, if then prepared by Orbitz in good faith and based upon reasonable assumptions, would reflect that, for the year in which the cessation occurred, Orbitz would be able to comply with the Worldspan Segment Obligation if on such date Orbitz again commenced processing Tickets through the Network Services for all Participating Carriers, including Airline.

5.9                               Change to Worldspan Segment Obligation. Orbitz shall not agree to any increase in the Worldspan Segment Obligation so long as any Supplier Link Agreement remains in effect, and Orbitz shall notify Participating Carriers of any reduction to, or other modification that affects in any way, directly or indirectly, the Worldspan Segment Obligation, which notice shall contain specificity as to the reduction or modification. Orbitz’ right to Throttle shall be updated to reflect any reduction in the Worldspan Segment Obligation, and this Agreement shall be amended to reflect the full benefit of the reduction.

5.10                        Notice of New Network Service Features and Functions.  Orbitz will, on an ongoing basis during the term, notify Airline in writing of any new capabilities, features or functions developed by Orbitz for the Network Services or any different capabilities, features or functions made available to another carrier relating to the Network Services. In addition, Orbitz shall notify Airline in writing within ten (10) days of offering any new or different capabilities, features or functions relating to the Network Services to any other carrier (including, but not limited to, all of the specifications agreed upon between any carrier and Orbitz applicable to the Network Services) and Airline will have the option to participate in such new or different capabilities, features or functions on the same terms and conditions which are no less favorable than those offered to any other carrier. Notwithstanding the foregoing, Orbitz will not be required to notify Airline of (i) any error, correction or minor change that Orbitz may implement with respect to Network Services if such correction or change affects all carriers at substantially the same time and in substantially the same manner or (ii) any changes or additions to the specifications applicable to the Network Services that are solely to accommodate the technology of a particular carrier and do not result in more favorable treatment of such carrier .

5.11                        Further Development.  Following the Commencement Date, Orbitz shall provide additional development services with respect to the Orbitz Software and the Interface as follows:

5.11.1.           Changes or Modifications at the Request of Airline.  Upon Airline’s request and subject to mutually agreeable terms and conditions, Orbitz may provide to Airline development services (collectively, “Airline Development”) that are in addition to any development required to be performed by Orbitz in order to perform the Services in accordance with the Specifications or as provided in Section 5.11.2 hereof. Any Airline Development shall be performed pursuant to a Change Request or a Statement of Work entered into by the parties in accordance with Section 8 hereof. The parties agree that in the event Orbitz provides Airline with any Airline Development, Orbitz will charge Airline rates that are no higher than those it charges to other carriers for similar types of development services or for similar enhancements or modifications. Orbitz’ current hourly rates for Airline Development are set forth in Schedule D hereto.

5.11.2              Changes or Modifications Required by Law or by Industry Standards.  Upon either party’s request that the Network Services be modified to meet or be compatible with any (a) applicable law or regulation, including but not limited to any laws or regulations administered or promulgated by the U.S. Department of Transportation, or (b) governmental or industry standards, that have been adopted on an industry-wide basis, Orbitz and Airline will mutually agree in writing on the parties’ respective development obligations regarding such modifications and any amounts to be paid by the parties for the development of such modifications or other services that are performed, pursuant to the procedures in Section 8 of this Agreement. In the event that the parties are unable to reach agreement on such changes in good faith after reasonable deliberation, and continued use of the Network Services would violate applicable law or regulation, or government or industry standards, either party may terminate this Agreement by giving the other party at least 30 days notice of its intent to terminate.

5.12                        Compliance.  During the term of this Agreement, Orbitz will ensure that the Network Services comply with all applicable interline reservations policies, procedures and message formats and are in accordance with the requirements set forth in the Specifications and in accordance with any and all applicable laws, industry standard and governmental regulations. Orbitz agrees that all Supplier Link Tickets and Inventory will be marketed, displayed, filed, sold and settled (a) through ARC in accordance with its agreement with ARC, Airline’s addendum thereto and any ARC policies and procedures and (b) in accordance with any and all applicable laws, industry standard and governmental regulations, including the Department of Transportation’s Notice dated January 18, 2001 regarding the “Prohibition on Deceptive Practices in the Marketing of Airfares to the Public using the Internet”. Orbitz will, at all times during the term of this Agreement, remain in good standing with ARC. Orbitz shall process all Supplier Link Tickets created by Orbitz Customers, and shall handle information relating to Airline, with the same care and timeliness as the Tickets and information of all other airlines and without regard to the identity of the carrier but no less than what is reasonable. Orbitz will review and work on rejected messages and, where justified by volume, investigate methods of reducing and resolving such rejected messages. Without the prior written consent of Airline, Orbitz will not (i) make changes to the functionality of its system or services in a manner that increases the fees payable by Airline to Orbitz under this Agreement (including, without limitation, changes to functionality that result in the generation of multiple separate tickets for travel to a specific location), or (ii) make changes to its processes or procedures related to the Network Services in a manner that materially increases the fees payable by Airline to the Airline Host System provider. Orbitz will not provide any type of incentive to Customers that would motivate Customers to request the issuance of multiple separate Tickets for travel to a specific location.

5.13                        Display.  Orbitz agrees to display Inventory in an unbiased manner in accordance with Section 3.1 of the Airline Charter Associate Agreement.

5.14                        Reporting; Audit.  Orbitz shall provide to Airline in electronic form all back-up documentation and information specified in the Specifications or otherwise reasonably requested by Airline to substantiate the charges to Airline pursuant to this Agreement, provided that Orbitz may provide such documentation and information in a manner that protects the confidentiality of any information that Orbitz by law or contract is prohibited from disclosing to Airline. Airline will also have the right, at anytime during the term of this Agreement, upon not less than five (5) days prior written notice to conduct, or to cause an independent auditor retained by Airline to conduct, an audit of Orbitz’ books and records with respect to the Services provided to Airline hereunder to verify the amounts charged Airline hereunder and Orbitz’ compliance with its obligations hereunder. If any such audit reveals that the amounts paid to Orbitz by Airline pursuant to this Agreement have been greater than or less than the amounts actually due to Orbitz pursuant to this Agreement, then Orbitz shall promptly pay to Airline, or charge Airline, for the amount by which such paid amounts are greater than, or less than, such amounts actually due. Airline agrees that it will notify Orbitz if Airline has knowledge that any Orbitz Customer is using the Network Services in an improper fashion. Upon receipt of such notice and confirmation of the matters described therein, or if Orbitz discovers such improper use independent of information supplied by Airline, Orbitz shall report in writing to Airline, the extent of the misuse discovered and shall take such action as is reasonably necessary to correct the improper use of the Network Services. Airline may terminate this Agreement pursuant to Section 17.2 upon notice to Orbitz if Orbitz fails to take prompt action to correct the improper use of the Network Services with respect to an Orbitz Customer following a request by Airline to take such action. If the audit reveals an overpayment by Airline to Orbitz of 2% or more, the cost of the audit shall be borne by Orbitz.

5.15                        Support and Security.  For Network Services failures or other reported problems, each party will provide, or have its authorized agent provide, the technical support services described in the Specifications. Airline agrees to assist Orbitz in interpreting ATPCO rules to the extent it does for other ARC-accredited agencies. Airline agrees to use commercially reasonable efforts to maintain, or cause to be maintained, the Airline Host System. Orbitz is solely responsible for hosting, and agrees to maintain, the Network at Orbitz’s expense (except for any fees payable hereunder). Orbitz will use its commercially reasonable efforts to promptly fix or provide a work around solution for material, identifiable errors in the Network Services at no additional charge. Orbitz will provide a secure environment for the Network and Inventory provided to Orbitz by Airline in accordance with the security standards set forth in the

Specifications. Orbitz agrees to notify Airline as soon as possible, but in any event within two (2) hours or by 9 a.m. of the next business day, whichever is shorter, if it learns of a suspected or actual security breach.

5.16                        Customer Support.  Upon the Effective Date, Orbitz will provide First and Second Level Customer Support as defined in the Specifications; provided, however, that Airline may provide such support from time to time in its sole discretion.

5.17                        Out-of Scope Services.  Orbitz and Airline acknowledge and agree that certain transactions identified in Section 4 of Schedule C to this Agreement will be considered as “normal exclusions” from the Network Services. The parties agree that the Orbitz Software is not currently designed to support or process these transactions through the Network Services and Orbitz will not be required to enable the Network Services to process or support such transactions unless otherwise agreed by the parties in writing.

5.18                        Direct Billing.  Airline may during the term of this Agreement request that certain Orbitz Customers or other third parties to be qualified for direct billing by Orbitz. Upon mutual agreement by Orbitz and Airline, and provided such Orbitz Customer or other third party executes an appropriate agreement with Orbitz, (i) Orbitz will invoice such Orbitz Customer or other third party for the Network Fees for Tickets booked by such Orbitz Customer or other third party and (ii) Airline will have no obligation to pay the applicable Network Fees for Tickets booked by such Orbitz Customer or other third party.

6.                                      AIRLINE OBLIGATIONS.

6.1                               Airline Charter Associate.  During the term of this Agreement, each party agrees that it will not be in material default of its Airline Charter Associate Agreement or any other commercial agreement pursuant to which Airline provides Orbitz with published fare and inventory information for air transportation for inclusion and sale on the Site (provided that such party shall have the opportunity to cure any such default within the cure period stated in such agreement). In the event that the Airline Charter Associate Agreement (or another commercial agreement pursuant to which Airline provides Orbitz with published fare and inventory information for air transportation for inclusion and sale on the Site) is terminated as a result of an uncured material default by either Airline or Orbitz, the non-defaulting party may, following notice and expiration of the period to cure such default provided in Section 17.2), terminate this Agreement for breach pursuant to Section 17.2, and upon any such termination, neither party shall have any further obligation under this Agreement.

6.2                               Assistance and Cooperation.  Upon request by Orbitz, Airline will provide Orbitz with reasonable assistance and cooperation in the performance of the Services in accordance with the express provisions contained in this Agreement and the Specifications. Airline agrees to provide Orbitz with reasonable advance notice of any changes to the Airline Host System that Airline reasonably believes will affect the Network Services.

6.3                               Inventory.  Airline shall provide Orbitz with access to Inventory information in accordance with the formatting and delivery requirements set forth in the Specifications.

6.4                               Fulfillment.  Airline agrees that it will, in accordance with and subject to its normal policies and procedures, treat Supplier Link Tickets on an equal basis as Tickets issued on a Reservation System so long as the Supplier Link Ticket for such passenger bears an “OK” status and such “OK” status was, in Airline’s sole judgment, obtained in compliance with Airline’s and Orbitz’ rules and regulations and was not obtained through misuse of the Network Services. Notwithstanding the foregoing, Airline may deny any person for travel due to non-compliance of fare rules, fraud, or security reasons or as otherwise permitted under Airline’s Contract of Carriage; all travel is subject to terms of Airline’s Contract of Carriage. Airline will not send unable to sell or unable to confirm messages with respect to any Supplier Link Ticket to any person more than twelve (12) hours following receipt by Airline of the Supplier Link Ticket request through the Network Services. Orbitz will be responsible for any such compensation or any costs or expenses related to honoring a Supplier Link Ticket for which no record exists in the Airline Host System if the lack of such record is solely attributable to a failure of the Network Services.

6.5                               Availability Data.  Airline will provide to Orbitz, or such other party as Orbitz may, with Airline’s consent, which consent shall be limited to use in connection with this Agreement, designate to act on behalf of Orbitz, complete, accurate and timely direct access to Airline’s availability data such that the quality of data is at least as good as that available via Worldspan or any other Reservation System providing services to Orbitz. In the event the parties mutually agree that Orbitz will use Worldspan availability data to provide the Network Services (but not process substantially all bookings though Worldspan), Airline will pay Orbitz the amount owed by Orbitz to Worldspan as set forth in the Orbitz/Worldspan Agreement to access through Worldspan availability data with respect to flights sold under Airline’s designator code.

7.                                      FEES AND PAYMENT

7.1                               Fees.  Following the Commencement Date, Airline will pay to Orbitz for each Supplier Link Ticket issued the Network Fees set forth in the Network Fees Schedule attached hereto as Schedule B;  provided that, no Network Fees shall be due or payable for any Ticket booked or issued through Worldspan.

7.2                               Reimbursable Expenses.  If agreed to in advance in writing by Airline, Airline will reimburse Orbitz for reasonable, actual, out-of-pocket expenses incurred by Orbitz in conjunction with out of town travel required for Orbitz to perform the Services. In the event Airline approves any such travel by Orbitz, Airline will, at its option, provide Orbitz with Coach Class space available or other tickets for air travel on Airline or reimburse Orbitz the actual cost for Coach Class, round trip air travel. Orbitz shall utilize Airline’s air transportation unless specifically approved otherwise, on a case-by-case basis, by Airline’s Relationship Manager. Other reimbursable expenses will be limited to reasonable and actual expenses for lodging, meals, local transportation and incidentals only as are required by Orbitz in the performance of its obligations hereunder. Unless specifically agreed upon otherwise by Airline’s Relationship Manager, rental car expenses will only be reimbursed if the car is necessary for Orbitz to complete its obligations hereunder. Receipts will be required for any expenditure totaling US $10.00 or more. Air travel, hotel and rental car expenses will only be reimbursed if reservations are made through Airline, unless Airline declines to make such reservations. Notwithstanding the foregoing, the parties may agree upon, in advance of any travel, a per diem payment in lieu of reimbursement.

7.3                               Payment Terms.  Orbitz will invoice Airline monthly for any fees or expenses payable by Airline hereunder. Airline will pay to Orbitz within 30 days of receipt of an Orbitz’ invoice all undisputed amounts set forth on such invoice. In the event that Airline asserts in good faith that any item or items on an invoice are not correct, then Airline will within thirty (30) days of receipt of such invoice (a) deliver written notice to Orbitz explaining in detail why Airline believes that an item or items are not correct and (b) pay to Orbitz all amounts on the invoice that are not the subject of a good faith dispute by Airline. The foregoing shall not be deemed to restrict Airline’s ability to dispute an invoice at a later time.

7.4                               Most Favored Buyer.  If prior to the execution of, or during the term of this Agreement, Orbitz provides to another airline services (including but not limited to the Network Services) that are the same or substantially the same as those provided to Airline under this Agreement: (i) under a more favorable fee schedule than the fee schedule in effect for Airline but with substantially the same terms and conditions, then Orbitz will immediately notify Airline of the existence of such agreement and the more favorable fee schedule will apply immediately to Airline effective as of the effective date of such agreement with the other airline; and/or (ii) on terms and conditions that taken as a whole are more favorable to such other airline than the terms hereof are favorable to Airline, then such more favorable terms and conditions will apply to Airline and this Agreement; provided that in determining whether the fee schedule and/or the terms and conditions of such other agreement are more favorable to the other airline than those set forth herein, any set-up fees associated with the initial development of the Interface shall be disregarded; provided, however, that Orbitz agrees that set-up fees associated with any Supplier Link Agreement shall reflect only the actual costs attributable to implementation of Network Services.

7.5                               Taxes.  The Network Fees are exclusive of all sales, use, customs, excise, value added, ad valorem or other similar tax, assessment or duty (“Taxes”) that Orbitz may be legally obligated to charge Airline on account of the payment of any amounts from Airline to Orbitz for the provision of goods or for performing the Services pursuant to this Agreement. Orbitz shall pay and be solely responsible for all taxes that are: (i) on, based on, or measured by, gross or net income or gross or net receipts (including any capital gains taxes or minimum taxes) of Orbitz, or taxes which are capital, doing business, excess profits, net worth, or franchise taxes of Orbitz; (ii) caused by or arising out of the willful misconduct or negligence of Orbitz; or (iii) any interest, additions to tax, or penalties associated with the taxes set forth in (i) or (ii) above. Orbitz shall be registered to collect sales tax and shall be responsible for the collection of applicable sale and use taxes in jurisdiction where such registration is required by law. Airline shall pay or reimburse Orbitz for the payment of all Taxes that are lawfully imposed by any governmental authority and are based on or measured by any payments of Airline pursuant to this Agreement. All such Taxes shall be separately stated on the invoice. Airline shall not pay any Taxes if: (i) a specific exemption applies to (a) the products or services purchased hereunder, or (b) any transaction occurring pursuant to this Agreement, (ii) Airline has provided Orbitz with written confirmation that Airline is authorized to make tax payments directly to the applicable taxing authorities, or (iii) Orbitz is obligated to pay the taxes as set forth herein. Orbitz shall promptly, upon receipt from any tax authority of any levy, notice, assessment, or withholding of any tax for which Airline may be obligated, notify Airline in writing. If under the applicable law of the taxing jurisdiction Airline is allowed directly to contest such tax in its own name, then Airline shall be entitled, at its own expense and in its own name, to contest the imposition, validity, applicability or amount of such tax and, to the extent permitted by law, withhold payment during pendency of such contest. If Airline is not permitted by law to contest such tax in its own name, upon Airline’s request, Orbitz shall in good faith and using best efforts, at Airline’s direction and expense, contest the imposition, validity, applicability or amount of such tax. Orbitz shall in good faith and using best efforts:  (i) supply Airline with such information and documents reasonably requested by Airline as are necessary or advisable for Airline to (a) recover or seek a refund of any sales or use tax paid by Airline as a result of this Agreement; or (b) control or participate in any proceeding to the extent permitted herein, and (ii) reasonably assist Airline with evidentiary and procedural development of any such proceeding or contest. If all or any part of any Taxes are refunded or credited, Orbitz shall repay Airline such part thereof as Airline paid, including any interest received thereon. Upon Airline’s request, Orbitz shall delineate the fees among the component portions of the products and services contracted for in this Agreement. The term “Component Portions” for purposes of this paragraph shall include, but is not limited to: (i) maintenance, including upgrades and enhancements, (ii) installation, (iii) support, and (iv) training and related manuals.

8.                                      CHANGE REQUESTS

8.1                               Change Request.  If either party wants to request a modification, addition or change in the Services, including without limitation a modification to the Network Services, other than those changes or modifications that Orbitz is required to perform pursuant to this Agreement, its Relationship Manager will submit a completed Change Request to the Relationship Manager of the other party. The Change Request will adequately describe (a) the requested modification, (b) the estimated resources required to implement the modification, (c) its impact on a Statement of Work if it is a modification or development as contemplated by Section 5.4, (d) its impact on the Network Fees, and (e) any required information and resources by Airline. Notwithstanding the foregoing, Orbitz may modify, add to or change the Network Services upon not less than thirty (30) days prior notice to Airline, without Airline’s approval, if (i) the proposed modification, addition or change is being made in the same manner to the Network Services Orbitz provides to all other carriers, (ii) such modification, addition or change does not increase the Network Services Fees, (iii) such modification, addition, or change does not adversely affect the functionality or reliability of the Services or the processes and procedures of Airline, and (iv) such modification, addition, or change does not result in additional development work for Airline.

8.2                               Change Acceptance.  Upon receipt of a completed Change Request, the recipient Relationship Manager will either (a) expressly accept the proposed modification without qualification within thirty (30) days after its receipt or (b) defer the request for discussion of the next scheduled or emergency status meeting. The Relationship Managers will use good faith efforts to resolve any deferred proposed modification expeditiously. Neither party shall have any obligation to enter into a Change Request proposed by the other party, and no proposed modification will be effective unless accepted in writing by the authorized employees of both parties. Any Change Request that is accepted and so executed will thereafter constitute a formal amendment of this Agreement.

9.                                      CONFIDENTIALITY.

9.1                               Protection of Confidential Information.  Each party agrees to maintain strict confidentiality regarding the subject matter of this Agreement. Each party will take such measures that are necessary to protect against the disclosure or use of the Confidential Information of the other party as it takes to protect its own proprietary or confidential information (but in any case no less than reasonable measures). Each party agrees that the other party will have no adequate remedy at law if there is a breach or threatened breach of this Section 9 and, accordingly, that either party will be entitled (in addition to any legal or equitable remedies available to such party) to injunctive or other equitable relief to prevent or remedy such breach.

9.2                               Restrictions on Disclosure and Use.  Unless expressly authorized in writing by the Disclosing Party or as authorized by the Airline Charter Associate Agreement, the Receiving Party agrees to retain the Confidential Information in confidence and shall not copy or disclose the Confidential Information to, or use the Confidential Information for, the benefit of any third party, except as set forth in this Section 9.2. Confidential Information may be disclosed on a need to know basis to the Receiving Party’s employees, Affiliates, and independent contractors who are parties to a written agreement with the Receiving Party which prohibits the disclosure of Confidential Information, and limits its use to the benefit of the Receiving Party and its Affiliates, using reasonable technical and organizational measures to protect the confidentiality of the information.

9.3                               Exclusions.  Notwithstanding any other provisions of this Agreement, each party acknowledges that Confidential Information shall not include any information which (a) is or becomes publicly known through no wrongful act of the Receiving Party; (b) is at the time of disclosure, already known to the Receiving Party without restriction on use or disclosure and was not obtained from the Disclosing Party or its contractors under a duty of confidentiality; or (c) is independently developed or obtained from a third party by the Receiving Party without breach of this Agreement. In addition, nothing contained in this Section 9 or elsewhere in this Agreement shall restrict Orbitz from complying with ARC reporting requirements, or the reporting requirements of any such other settlement company to which Orbitz is required to report.

9.4                               Relief from Obligations.  Either party will be relieved of its confidentiality obligations hereunder if and to the extent that Confidential Information (a) is disclosed pursuant to the lawful requirement of a governmental agency, or disclosure is required by operation of law, provided that the party making the disclosure requires reasonable measures to protect the security of the information, has given timely notice to the Disclosing Party and the Disclosing Party has been permitted at its expense to interpose objections, defenses or obtain a protective order limiting disclosure and use of the information; or (b) is explicitly approved for release by written authorization of the Disclosing Party.

9.5                               Ownership of Confidential Information.  No license, express or implied, in the Confidential Information is granted by one party to the other party other than to use such Confidential Information in the manner and to the extent authorized by this Agreement. Each party shall retain the title and full ownership rights to their respective Confidential Information. Each party agrees that upon the request of the Disclosing Party, it shall return to the Disclosing Party all of the Disclosing Party’s Confidential Information in such party’s possession or control.

9.6                               No Publicity.  Neither party will issue a press release, advertisement or public statement concerning the existence of this Agreement, its contents or the transactions contemplated by it without the express written consent of the other for each such event.

9.7                               Data Privacy.  With respect to any information provided by the other party that is processed under this Agreement that relates to, or is about, an identified or identifiable person, each party shall at all times (i) use reasonable efforts to protect such information and (ii) comply with all applicable laws and regulations, including but not limited to data privacy laws, in its use of such information.

10.                               LICENSE GRANT.

10.1                  By Airline.  Airline grants Orbitz a limited, worldwide, non-exclusive, royalty-free right and license, without the right to sublicense, to: (a) access, display, transmit and distribute Inventory made available by Airline through the Network to Orbitz Customers in response to Queries on the Site and (b) use any information owned and provided by Airline hereunder about the Airline Host System, the Airline Specifications and the Inventory solely for the purposes of meeting Orbitz’s obligations hereunder. The foregoing is a license merely to access the Airline Host System and exchange information with it. No rights are granted by or implied in this Agreement for Orbitz or Orbitz Customers to modify in any manner or use directly the Airline Host System, except as provided herein.

10.2                        By Orbitz.  Orbitz grants Airline a limited, worldwide, non-exclusive, royalty free right and license to: (a) use the Network to access all Orbitz Customer records that contain at least one Airline or Codeshare flight segment to allow Airline to test and validate the operation, compliance and quality of the Network Services prior to implementation of the Network Services and during mutually agreed upon testing periods and (b) use the Network and any information provided by Orbitz hereunder about the Orbitz Software solely for any purposes of obtaining the Services contemplated by this Agreement and meeting Airline’s obligations to Orbitz under this Agreement.

11.                               PROPRIETARY RIGHTS.

11.1                        Orbitz.  Subject to Sections 11.2 and 11.3, as between Airline and Orbitz and to the extent of Orbitz’ prior ownership rights, Airline acknowledges and agrees that Orbitz will own all patents (including any business process patents), rights to file for patents, inventions, copyrights, trademarks, trade secrets and all other right, title and interest (including any renewals or extensions) in or to the Network, the Orbitz Software and any interfaces, networks, configurations, programs (including without limitation, those programs that integrate the Network Services with the Airline Host System) and other systems developed by Orbitz or its employees or Subcontractors during the performance of this Agreement, and including, without limitation, any derivative works thereof created by Orbitz or its employees or Subcontractors. Airline hereby assigns and agrees to assign to Orbitz all rights that Airline may have or acquire in or to such works for no additional consideration. No other person will acquire or retain any rights in or to such works, unless Orbitz otherwise agrees on a case-by-case basis. At Orbitz’ request, Airline will cause the execution of the instruments that may be appropriate to give full legal effect to this Section for no additional consideration.

11.2                        Developments.  With respect to any development performed by Orbitz at the request of Airline subsequent to the Commencement Date, the parties will determine, in connection with such request, the ownership of proprietary rights thereto.

11.3                        Prior Agreements.  Nothing in this Agreement will affect the proprietary rights of Airline in any intellectual property that Orbitz has agreed in a prior agreement will be owned by Airline.

11.4                        Airline Information.  As between Airline and Orbitz and to the extent of Airline’s prior ownership rights, Orbitz acknowledges and agrees that Airline will own all patents (including any business process patents), rights to file for patents, inventions, copyrights, trademarks, trade secrets and all other right, title and interest (including any renewals or extensions) in or to (a) the Inventory, the Airline Specifications and the Airline Host System, and all modifications thereto and derivatives of the foregoing, and (b) and the Airline Software and any interfaces, networks, configurations, programs and other systems developed by or on behalf of Airline or its employees or subcontractors during the performance of this Agreement, and including without limitation any derivative works thereof created by or on behalf of Airline or its employees or subcontractors. Except as otherwise explicitly provided in this Agreement, Orbitz shall have no right or license to use, reproduce, transfer, disclose, display or distribute

(electronically or otherwise) any technology or intellectual property rights in the Airline Specifications, Inventory, Airline Host System or Airline Software, and all other developments created by, on behalf of Airline. Orbitz hereby assigns and agrees to assign and will cause its Subcontractor to assign, to Airline all rights that Orbitz may have or acquires in or to such works or rights for no additional consideration. At Airline’s request, Orbitz will cause the execution of such instruments that may be appropriate to give full legal effect to this Section 11.4 for no additional consideration.

11.5                        Interface.  Except as otherwise agreed to by the parties in this Agreement, the Specifications and any Change Request or any Statement of Work or otherwise, as between Airline and Orbitz, each party shall own all right, title and interest in such portions of the Interface and the functionalities designed to integrate the Network with the Airline Host System as such party creates and/or develops pursuant to this Agreement or any prior agreement between the parties. Notwithstanding this Section 11.3, in no event will Airline be deemed to have any right, title or interest in the Network, and in no event will Orbitz be deemed to have any right, title or interest in the Airline Host System, the Airline Software or the Airline Specifications as a result of this Agreement.

12.                               NON-EXCLUSIVITY. The relationship between Airline and Orbitz as set forth in this Agreement will be non-exclusive. Nothing in this Agreement is intended to prevent either party from entering into similar agreements with any other party. Airline may participate in other Internet travel sites similar to the Network and may obtain services from other entities similar to the Network Services. Orbitz may permit other carriers to participate in the Network and may provide services similar to the Services to other carriers. Orbitz and Airline may market, maintain, service and support Internet travel sites that compete with or provide functionality similar to the Network. This Agreement will not confer any rights on one party to restrict the other party’s ability to offer fare information or to do business, or choose not to do business, with any other airline, Internet travel provider site, or any other entities.

13.                               WARRANTIES AND DISCLAIMERS

13.1                        General Warranty.  Each party represents and warrants that (a) it has the full corporate authority to execute this Agreement and perform its obligations hereunder, (b) the execution or performance of this Agreement will not violate or be considered a breach of any obligation of such party to any third party and (c) the execution or performance of this Agreement will not violate any applicable law or regulation.

13.2                        Specific Warranty.  Orbitz represents and warrants that (a) it has sufficient rights or license in or to the Network and the Orbitz Software to perform the Services, (b) it will perform the Services in a good and workmanlike manner and in accordance with the Specifications and (c) the number of segments Orbitz must book via the Worldspan Reservation System to achieve the highest inducement level is [***] air segments and Orbitz is obligated to pay Minimum Segment Fees if Orbitz fails to book [***] total air and car segments via the Worldspan Reservation System. Except as provided in Section 5.4 hereof, during the term of this Agreement, Orbitz shall maintain the availability of the Network Services for the issuance of Supplier Link Tickets in accordance with the Specifications. In case of breach of the warranty set forth in subsection (b) above, Orbitz will promptly correct or re-perform the defective Services, or refund the fees actually paid to Orbitz for the defective Services. Airline acknowledges and agrees that this Section 13.2 and Section 5.1 set forth its exclusive remedy and Orbitz’ exclusive liability for any claim of breach of warranty with respect to the Services. The limitations in the foregoing sentence shall not apply to any failure by Orbitz to perform hereunder that results from the gross negligence or willful misconduct of Orbitz, its officers, employees, representatives, agents, contractors or subcontractors, the breach by Orbitz of its confidentiality obligations pursuant to Section 9 and the indemnities set forth in Section 14 hereof.

13.3                        Limitation.  The warranties and remedies specified in this Section will not apply if the Services are defective due to extrinsic causes outside the reasonable control of the warranting party, such as (a) natural disasters, including without limitation fire, smoke, water, earthquakes or lightning, (b) electrical power fluctuations or failures, (c) neglect or misuse by Airline or a third party outside of Orbitz’ control, (d) incorrect information provided by Airline regarding Inventory (e) a correction or modification of a Service not provided or recommended by Orbitz, or (f) the combination of the Services with other items or services (other than the Airline Host System to the extent it is operated in accordance with the Specifications) with which the Services are not intended to be used. In addition, Airline shall not be responsible or liable for unavailability or errors or omissions of the Interface, the Airline Host System or Inventory due to (i) errors or omissions in Orbitz’s interpretation or transmission of Inventory, except to the extent that such errors originated with Airline, (ii) errors in HTML or other coding provided by Orbitz or its employees or Subcontractors, (iii) third party information of any kind whatsoever, or (iv) any matters listed in Section 19.5.

13.4                        WARRANTY DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS, REPRESENTATIONS AND GUARANTEES WITH RESPECT TO THE SERVICES, INCLUDING WITHOUT LIMITATION THE ORBITZ SOFTWARE, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY ORBITZ, ITS AGENTS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OR CONDITION OF SATISFACTORY QUALITY, ACCURACY, UNINTERRUPTED USE, TIMELINESS, SEQUENCE, TRUTHFULNESS, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ANY IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

14.                               INDEMNITY.

14.1                        Indemnification.  Orbitz will indemnify, defend, and hold harmless Airline, its directors, officers, employees, and agents (each, an “Indemnified Party”) from and against all any and all costs, demands, losses, claims (including any claim by a third party), liabilities, fines, penalties, assessments, damages, including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in proceedings, claims, complaints, disputes, arbitrations, investigations, defense or settlement of any of the foregoing, connected with the furnishing of any services or data by Orbitz pursuant to this Agreement (including but not limited to actual or alleged infringement or misappropriation of any trade name, patent, copyright, trade secret or other property right based on any software, program, service and/or other materials furnished by Orbitz hereunder, including the Site); provided, the foregoing shall not apply to the extent of claims or liabilities resulting from the negligence or willful misconduct of Airline, its directors, officers, employees or agents.

14.2                        Indemnification Procedures.  If any action, claim or other proceeding shall be brought against any Indemnified Party, and it shall notify Orbitz of the commencement thereof, Orbitz shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any action, claim or proceeding in which both Orbitz, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the reasonable expense of Orbitz and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Orbitz, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that Orbitz shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. Orbitz agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Orbitz shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without Orbitz’s written consent, which consent shall not be unreasonably withheld.

15.                               DAMAGES LIMITATIONS. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN AND CLAIMS ARISING OUT OF ANY BREACH OF SECTION 9, WITH RESPECT TO EACH OF

WHICH LIABILITY SHALL NOT BE LIMITED PURSUANT TO THIS SECTION 15, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON THE OTHER PARTY’S CLAIMS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, USE OF MONEY, USE OF THE NETWORK OR USE OF THE SERVICES, INTERRUPTION IN USE OR AVAILABILITY OF INFORMATION, STOPPAGE OF WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, CLAIMS ARISING OUT OF ANY BREACH OF SECTION 9 AND AIRLINE’S PAYMENT OBLIGATIONS, WITH RESPECT TO EACH OF WHICH LIABILITY SHALL NOT BE LIMITED PURSUANT TO THIS SECTION 15, IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH EITHER PARTY MAY INCUR TO THE OTHER PARTY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT EXCEED THE GREATER OF (a) THE TOTAL FEES PAYABLE BY AIRLINE TO ORBITZ DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT THAT RESULTED IN SUCH LIABILITY, OR (b) $1,000,000. THIS SECTION 15 WILL APPLY IN ALL CASES EXCEPT AND TO THE EXTENT THAT APPLICABLE LAW SPECIFICALLY REQUIRES LIABILITY, DESPITE THE FOREGOING EXCLUSION AND LIMITATION.

16.                               INSURANCE

16.1                        Minimums.  Orbitz shall maintain insurance, with an insurance company satisfactory to Airline, in the following amounts:

(a)                                  Worker’s Compensation  -  Statutory Limit.

(b)                                 Employers Liability  -  $1,000,000.

(c)                                  Commercial General Liability  -  $5,000,000  Combined Single Limit Insurance per occurrence (this is a minimum amount. Airport requirements or the nature of the work may necessitate higher limits). Commercial General Liability insurance shall include endorsements for: personal injury; contractual liability; completed operations/product liability; naming Airline as an additional insured; and provide severability of interest, cross liability, and independent contractors coverage.

(d)                                 Internet Media and Professional Liability - $5,000,000.

Orbitz agrees to insure (or self-insure) all losses to its owned or leased tools and equipment used in the provision of the Services and agrees to obtain an endorsement from its insurance carrier waiving its right of subrogation against Airline. If requested by Airline, Certificates of Insurance shall be delivered to Airline evidencing compliance with the insurance terms of this Agreement. All of the above insurance shall be written through a company or companies with an A.M. Best rating of A- (VIII) or better. Orbitz will notify Airline in writing in advance of the effective date of any material change in or cancellation of such insurance. Orbitz’ failure to provide or to maintain the insurance required during the term of this Agreement shall be deemed a material breach pursuant to Section 17.2 hereof.

16.2                        Endorsement.  Orbitz agrees to insure (or self-insure) all losses to its owned or leased tools and equipment used in the delivery of the Products and provision of the Services and agrees to obtain an endorsement from its insurance carrier waiving its right of subrogation against Airline.

16.3                        Rating.  If requested by Airline, Certificates of Insurance shall be delivered to Airline evidencing compliance with the insurance terms of this Agreement. All of the above insurance shall be written through a company or companies with an A.M. Best rating of A- (VIII) or better. Orbitz will notify Airline in writing in advance of the effective date of any material change in or cancellation of such insurance; provided Orbitz receives such advance notice from the insurer. Orbitz’ failure to provide or to maintain the insurance required during the term of this Agreement shall be deemed a material breach of this Agreement.

17.                               TERMINATION.

17.1                        Term.  This Agreement shall commence on the Effective Date and shall continue until the 10th anniversary of the Effective Date; provided that, Airline may terminate this Agreement upon prior written notice to Orbitz, at any time after the completion of the 2nd anniversary of the Effective Date; and further provided that, Airline shall have the option to extend the term of this Agreement beyond the 10th anniversary of the Effective Date (on the same terms and conditions as in existence at such time) to a date coterminous with the Airline Charter Associate Agreement (or replacement commercial agreement), if Airline and Orbitz have extended the Airline Charter Associate Agreement (or replacement commercial agreement) between them to a date beyond such 10th anniversary date.

17.2                        Termination for Cause.  In addition to all other termination rights set forth herein, either party may terminate this Agreement for cause in the event that the other party fails to cure a breach of this Agreement within thirty (30) days after receiving written notice of such breach from the non-breaching party. If voluntary bankruptcy proceedings are instituted by a party under any federal, state or foreign insolvency laws, or if an involuntary petition is filed or executed against it and not dismissed or satisfied within sixty (60) days; the other party may, at its option, terminate this Agreement by written notice; provided, however, that all monies owed hereunder prior to the date of termination shall be immediately due and payable. Airline may terminate this Agreement for cause in the event Orbitz is acquired and/or its ownership changes such that a Competitor acquires a controlling interest in Orbitz. For purposes of this provision, “control” means the power to direct or cause the direction of the management and policies of Orbitz, whether through the ownership of voting securities, by contract or otherwise.

17.3                        Effect of Termination.  If this Agreement terminates or expires for any reason, Airline will promptly pay Orbitz any undisputed amounts payable by Airline hereunder for Services rendered prior to the effective date of such termination. The provisions of Sections 9, 11, 14, 15, 17, and 19 will survive the termination of this Agreement for any reason. In the event of any termination of this Agreement for any reason, the parties shall have no further obligations hereunder other than those that expressly survive termination of this Agreement or are otherwise specified herein.

18.                               LEGAL STATUS. Airline and Orbitz are independent parties. Nothing in this Agreement will be construed to create any agency, employee, franchisee, joint venture, partnership or legal representative relationship between the parties. The parties expressly disclaim any such relationship, and agree that the parties have no fiduciary duty to one another or any other special or implied duties that are not expressly stated herein. Orbitz is solely and exclusively responsible for the salaries, wages, benefits, fees or other compensation that Orbitz, its Subcontractors or its or their agents or employees may be entitled to receive.

19.                               MISCELLANEOUS

19.1                        Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, (c) sent by overnight air courier, or (d) sent by electronic mail (with a follow-up copy of such electronic mail message being sent by first class mail), in each case properly posted and fully prepaid to the appropriate address set forth on the signature page of this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this Section 19.1. Notices will be considered to have been given as of the date received by the intended recipient. Notwithstanding the foregoing, in the case of notices required by Section 5.1 or Section 5.15, or notices related to Network Services or Airline Host System outages as provided in the Specifications, notice sent by electronic mail shall be considered to have been given as of the date sent and a follow-up copy of such electronic mail message shall not be required. Such communications will be sent to the address specified below or to any other address that may be designated by prior notice.

If to Airline:

[Address]

Attn:

Email:

Telephone:

Fax:

With copy to:

[Address]

Attn:

Email:

Telephone:

Fax:

If to Orbitz:

Orbitz, LLC

200 South Wacker Drive

Suite 1900

Chicago, Illinois 60606

Attn:

Email:

Telephone:

Fax: (312) 894-5001

With a copy to:

Orbitz, LLC

200 South Wacker Drive

Suite 1900

Chicago, Illinois 60606

General Counsel

Email:

Telephone:  312-894-5000

Fax:  312-894-4855

19.2                        Waiver, Amendment and Modification.  Except as otherwise provided above, any amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought. No waiver of breach of any provision of this Agreement by either party will constitute a waiver of any subsequent breach of the same or any other provision, and no waiver will be effective unless made in writing and signed by an authorized representative of the other party.

19.3                        Severability.  If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement.

19.4                        Assignment.  Except as set forth in this Agreement, neither party may assign, delegate, sub-contract or otherwise transfer this Agreement or any of its rights or obligations without the other party’s prior approval, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement, upon prior written notice to the other party, to (a) an Affiliate of the assigning party, or (b) to an unaffiliated Person (but not to a competitor of the non-assigning party) pursuant to a merger, consolidation or sale of substantially all of the assigning party’s assets, but only if such assignee assumes in writing all of the obligations of the assignor and provides a copy of such assumption to the non-assigning party. Further, Orbitz may not assign, sell or otherwise transfer the

Orbitz Software or its ownership interest in the Interface in whole or substantial part unless Orbitz (i) maintains sufficient rights to use the Orbitz Software to provide the Network Services as provided in this Agreement or (ii) without also assigning this Agreement in accordance with this Section 19.4. Subject to the foregoing, this Agreement shall be binding on the parties and their respective successors and permitted assigns.

19.5                        Force Majeure.  Except to the extent the Services, the Orbitz Software or the Network are designed to accommodate for such failures or delays, neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as an act of God, natural disasters, acts of terrorism, outbreak or escalation of hostilities, governmental acts or omissions, laws or regulations, labor strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials. If any of these causes continue to prevent or delay performance for more than one-hundred eighty (180) days, the non-delaying party may terminate this Agreement, effective immediately upon notice to the delaying party.

19.6                        Governing Law.  This Agreement will be governed by and interpreted exclusively in accordance with the laws of the state of Delaware exclusive of conflict of laws provisions.

19.7                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

19.8                        Integration.  This Agreement and all Schedules, Exhibits and attachments hereto, and together with the Airline Charter Associate Agreement, constitute the complete and entire statement of all terms, conditions and representations of the agreement between Airline and Orbitz with respect to its subject matter. Notwithstanding the foregoing, nothing in this Agreement will be deemed to modify or supersede any of the provisions of any agreement between Orbitz and ARC, including Airline’s addendum thereto).

19.9                        Conflicts with Other Agreements.  Except as set forth in Section 19.8, nothing in this Agreement is intended to alter, amend or in any manner affect any rights, obligations or duties granted or imposed on either Party under any other agreement that was executed prior to the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Airline and Orbitz cause this Agreement to be executed by their duly authorized representatives identified below.

[ ]	ORBITZ, LLC
(“Airline”)	(“Orbitz”)

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedules:

Schedule A:                               Change Request

Schedule B                                    Network Fees

Schedule C:                                 Specifications

Schedule D:                                Current Rates for Airline Development

Schedule E:                                  Airline Host System

[Orbitz Supplier Link Agreement]

Schedule A

Change Request

Scope Change Request

1                                          Title:

2                                          Requested By:

3                                          Status:           Unapproved, Approved, Rejected, or Implemented.

4                                          Business Need Detail:

5                                          Impact on Project:

6                                          Impact on Schedule:

7                                          Services Impacted:

8                                          Approvals:

[ ]	ORBITZ, LLC

By:	By:

Name:	Name:

Title:	Title:

Schedule B

Network Fees

Schedule C

SPECIFICATIONS

Schedule D

Set Up Fees and Current Rates for Airline Development

Schedule E

Airline Host System

The Airline Host System is residing in                               .